[redacted]

# ADDENDUM 1
# TO THE PURCHASE AND SALE AGREEMENT

Property Address: 7258 Noah Reid Rd., Chattanooga, TN 37421
Buyer: Arrived Holdings, Inc.
Seller: [redacted]

This ADDENDUM (hereinafter "Addendum"), between the undersigned Seller and Buyer is entered into and is effective as of the Offer Date provided in the Purchase and Sale Agreement for the purpose of changing, deleting, supplementing or adding terms to said Purchase and Sale Agreement. In consideration of mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows with an Effective Date or Offer Date of 06/18/2022:

1. **Utilities:** Seller shall leave all utilities including, but not limited to, electricity, water, sewer, trash, and gas (if applicable) in service for seven (7) business days after Closing Date. Buyer to provide the Seller a credit at closing in the amount of $100.00. To ensure prompt transfer of service, please provide utilities provider name and contact information to Buyer five (5) days prior to closing. Buyer will make best efforts to immediately transfer service upon closing.

2. **Photos:** Seller, and all parties representing Seller ("Seller"), hereby grants Buyer,. and any of its affiliates, the right of possession of the Original property Photographs and the permission to use the Photographs in all mediums for all reasonable purposes related to the marketing of the property. Seller further affirms that such release to the Buyer does not constitute any form of compensation, including royalties arising from the Photograph(s) to Seller's benefit.

This Addendum is made a part of the Purchase and Sale Agreement as if quoted therein verbatim. Should the terms of this Addendum conflict with the terms of the Purchase and Sale Agreement or other documents executed prior to or simultaneous to the execution of this Addendum, the terms of this Addendum shall control, and the conflicting terms are hereby considered deleted and expressly waived by both Seller and Buyer. In all other respects, the Purchase and Sale Agreement shall remain in full force and effect.

The party(ies) below have signed and acknowledge receipt of a copy.

[redacted]

**BUYER** **BUYER**

______ at ______ o'clock ☐am/ ☐pm ______ at ______ o'clock ☐am/ ☐pm
**Date** **Date**

The art ies below have signed and acknowledge receipt [redacted]

**SELLER**

06/18/22 at 8:42 PM o'clock ☐am/ ☐pm 06/18/22 at 8:49 PM o'clock ☐am/ ☐pm
**Date** **Date**

*NOTE: This form is provided by Tennessee REALTORS® to its members for their use in real estate transactions and is to be used as is. By downloading and/or using this form, you agree and covenant not to alter, amend, or edit said form or its contents except as where provided in the blank fields, and agree and acknowledge that any such alteration, amendment or edit of said form is done at your own risk. Use of the Tennessee REALTORS® logo in conjunction with any form other than standardized forms created by Tennessee REALTORS® is strictly prohibited. This form is subject to periodic revision and it is the responsibility of the member to use the most recent available form.*